Exhibit 10.10

SUBLEASE AGREEMENT

(Maddox Defense, Inc. to Envirotech Vehicles, Inc. and Maddox Industries, Inc.)

This Sublease Agreement (the “Sublease”) is made as of February1, 2025, by and between Maddox Defense, Inc., a California corporation with offices at 7510 Ardmore St., Houston, TX 77054 (“Sublandlord”), and Envirotech Vehicles, Inc., a Delaware corporation, and its wholly owned subsidiary Maddox Industries, Inc., collectively referred to herein as “Subtenant,” with principal business offices at1425Ohlendorf Road Osceola, Arkansas 72370.

RECITALS

WHEREAS, Sublandlord is the tenant under that certain lease agreement dated January9,2025 (the “Master Lease”), by and between SL Project Texas, LP (“Landlord”), and Sublandlord, for the lease of certain commercial real property located at 7510 Ardmore St., Houston, TX 77054 (the “Premises”), consisting of approximately 86,088 rentable square feet;

WHEREAS, Sublandlord wishes to sublease approximately fifty percent (50%) of the Premises, comprising the B-side warehouse space and the upstairs office suites (the “Subleased Premises”), to Subtenant, and Subtenant wishes to sublease the Subleased Premises from Sublandlord, subject to and on the terms set forth in this Sublease;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereby agree as follows:

ARTICLE 1: SUBLEASED PREMISES AND TERM

1.1 Premises. Sublandlord hereby leases and sublets to Subtenant, and Subtenant hereby accepts and leases from Sublandlord, the Subleased Premises, consisting of approximately 43,044 rentable square feet, as outlined above.

1.2 Use. Subtenant shall use the Subleased Premises for light manufacturing, warehousing, and general office use and for no other purpose without the prior written consent of Sublandlord and Landlord.

1.3 Term. The term of this Sublease (the “Term”) shall commence on February 1, 2025, a terminate on February 29, 2028, unless earlier terminated in accordance with this Sublease or the Master Lease.

ARTICLE 2: RENT AND EXPENSES

2.1 Base Rent. Subtenant shall pay to Sublandlord monthly base rent for the Subleased Premises as follows:

•	February 1, 2025 – January 31, 2026:$19,696.86 per month
•	February 1, 2026 – January 31, 2027:$19,969.36 per month
•	February 1, 2027 – January 31, 2028:$20,484.81 per month
•	February 1, 2028 – February 29, 2028:$21,304.21 (prorated for one month)

Base Rent shall be payable in advance on the first day of each calendar month during the Term, without notice, demand, deduction, or offset.

2.2 Additional Rent–NNN. Subtenant shall also pay fifty percent (50%) of all Additional Rent items required under the Master Lease, including but not limited to:

•	Real estate taxes and assessments (“Taxes”),
•	Property and casualty insurance premiums (“Insurance”), and
•	Operating expenses, repairs, maintenance, security, landscaping, and other obligations of the Tenant under the Master Lease (“Operating Expenses”).

These costs shall be payable monthly in advance with Base Rent, or as otherwise invoiced by Sublandlord.

2.3 Utilities. Subtenant shall pay fifty percent (50%) of all utility charges incurred at the Premises, including but not limited to electricity, water, sewer, gas, trash removal, fire suppression system monitoring, pest control, internet (if shared), and other buildingservices. If utilities are separately metered, Subtenant shall pay its actual usage.

2.4 Security Deposit. No additional security deposit is required beyond Sublandlord’s security deposit under the Master Lease. However, Subtenant shall reimburse Sublandlord for any portion of Sublandlord’s security deposit that is withheld by Landlord due to Subtenant’s actions or omissions.

ARTICLE 3: OPERATION AND MAINTENANCE

3.1 Independent Control. Sublandlord and Subtenant shall each retain exclusive operational control over their respective leased spaces and may implement physical separation, access control systems, and signage subject to Landlord’s approval.

3.2 Maintenance Obligations. Subtenant shall, at its sole cost and expense, maintain and repair the Subleased Premises in accordance with the Master Lease, including HVAC, lighting, fire suppression systems, janitorial services, and any improvements it installs.

3.3 Compliance. Subtenant shall comply with all applicable laws, regulations, and the provisions of the Master Lease, including building rules and regulations.

ARTICLE 4: INSURANCE AND INDEMNITY

4.1 Insurance. Subtenant shall procure and maintain throughout the Term all insurance required to be maintained by Sublandlord under the Master Lease, including general liability, workers’ compensation, and property damage insurance. Subtenant shall name both Sublandlord and Landlord as additional insureds.

4.2 Indemnity. Subtenant shall indemnify, defend, and hold harmless Sublandlord and Landlord from any and all claims, liabilities, losses, damages, or costs arising out of Subtenant’s occupancy and use of the Subleased Premises. Likewise, Sublandlord shall indemnify Subtenant from claims resulting from Sublandlord’s use of its retained portion of the Premises.

ARTICLE 5: ASSIGNMENT, SUBLETTING, AND DEFAULT

5.1 Assignment and Subletting. Subtenant may not assign this Sublease or sublet the Subleased Premises without the prior written consent of Sublandlord and Landlord.

5.2 Default. Subtenant’s failure to comply with any material term of this Sublease or the Master Lease shall constitute an Event of Default. Upon default, Sublandlord shall have all remedies available under this Sublease, the Master Lease, or applicable law, including termination and eviction.

ARTICLE 6: TERMINATION AND GENERAL PROVISIONS

6.1 Termination of Master Lease. This Sublease shall terminate concurrently with any termination or expiration of the Master Lease, whether voluntarily or involuntarily.

6.2 Notices. All notices or communications required or permitted to be given under this Sublease shall be delivered in accordance with the notice provisions of the Master Lease.

6.3 Entire Agreement. This Sublease constitutes the entire agreement between the parties and supersedes all prior understandings, oral or written, with respect to the Subleased Premises.

6.4 Governing Law. This Sublease shall be governed by, and construed in accordance with, the laws of the State of Texas.

EXECUTION

IN WITNESS WHEREOF, the parties have executed this Sublease Agreement as of the Effective Date set forth above.

SUBLANDLORD

Maddox Defense, Inc.

By:

Name:Jason Maddox

Title:CEO

SUBTENANT

Envirotech Vehicles, Inc.

By:

Name:Elgin Tracy

Title:COO